Exhibit 99.1

Press

Release

Willis Towers Watson Board Extends Contract of Chief Executive Officer

John Haley to lead company through January 1, 2021

ARLINGTON, VA, July 18, 2018 — Willis Towers Watson, a leading global advisory, broking and solutions company, today announced that its Board of Directors has extended the contract of its Chief Executive Officer (CEO), John Haley, until January 1, 2021.

“We are pleased to retain John Haley’s leadership as CEO of Willis Towers Watson,” said James McCann, chairman of the Board, Willis Towers Watson. “Over the last several years, the company has made tremendous progress and delivered on many of the expectations of the merger. The Board is pleased with our momentum and sees a vibrant future ahead.”

John Haley has been with the company since 1977 and was named CEO in 1998. Under his leadership, the company went public in 2000, and completed three historic mergers, in 2005, 2010 and 2016 that formed present-day Willis Towers Watson.

John Haley added, “It’s been a privilege to lead Willis Towers Watson. I’m incredibly proud of the commitment and energy demonstrated by the company’s more than 40,000 colleagues worldwide. I am grateful for the opportunity to continue to serve our clients and I am excited about our long-term prospects. I also look forward to working with the Board on planning for my succession after my extended term ends so that Willis Towers Watson can continue to build on its success for years to come.”

About Willis Towers Watson

Willis Towers Watson (NASDAQ: WLTW) is a leading global advisory, broking and solutions company that helps clients around the world turn risk into a path for growth. With roots dating to 1828, Willis Towers Watson has over 40,000 employees serving more than 140 countries. We design and deliver solutions that manage risk, optimize benefits, cultivate talent, and expand the power of capital to protect and strengthen institutions and individuals. Our unique perspective allows us to see the critical intersections between talent, assets and ideas — the dynamic formula that drives business performance. Together, we unlock potential. Learn more at willistowerswatson.com.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. You can identify these statements and other forward-looking statements in this document by words such as “may”, “will”, “would”, “expect”, “anticipate”, “believe”, “estimate”, “plan”, “intend”, “continue”, or similar words, expressions or the negative of such terms or other comparable terminology. These

Press Release

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statements include, but are not limited to, statements regards the company’s future results, plans, objectives, expectations and intentions and other statements that are not historical facts. Such statements are based upon the current beliefs and expectations of Willis Towers Watson’s management and are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements.

Factors that could cause actual results to differ from those set forth in the forward-looking statements are identified under “Risk Factors” and elsewhere in Willis Towers Watson’s most recent Annual Report on Form 10-K and in subsequent quarterly reports filed with the SEC.

You should not rely upon forward-looking statements as predictions of future events because these statements are based on assumptions that may not come true and are speculative by their nature. Willis Towers Watson does not undertake an obligation to update any of the forward-looking information included in this document, whether as a result of new information, future events, changed expectations or otherwise.

Media contact

Miles Russell

+44 (0)20 3124 7446

miles.russell@willistowerswatson.com